Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Las Vegas Sands Corp. of our report dated February 11, 2005, except for Note 15 – Subsequent Events, as to which the date is March 24, 2005, relating to the financial statements of Las Vegas Sands Corp., which appears in such Registration Statement. We also consent to the use in this Registration Statement on Form S-4 of our report dated February 11, 2005 relating to the financial statement schedule, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Las Vegas, Nevada

June 3, 2005